Exhibit 99.1

World Acceptance Corporation Reports Fourth Quarter

GREENVILLE, S.C.--(BUSINESS WIRE)--May 5, 2016--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and twelve months ended March 31, 2016.

Net income for the fourth quarter decreased 41.0% to $28.6 million compared to $48.5 million for the same quarter of the prior year. Net income per diluted share decreased 38.4% to $3.29 in the fourth quarter of fiscal 2016 compared to $5.34 in the prior year quarter.

The Company did not repurchase any shares in the fourth quarter of fiscal 2016. However, the Company benefited from the 1.4 million shares repurchased during fiscal 2015. The prior year repurchases resulted in a reduction in the Company’s weighted average diluted shares outstanding of 6.7% when comparing the two twelve month periods. Excluding unvested restricted shares, there were 8.7 million shares outstanding as of March 31, 2016.

Total revenues decreased to $142.3 million for the fourth quarter of fiscal 2016, a 15.0% decrease from the $167.4 million reported for the fourth quarter last year. The decrease in revenues in the fourth quarter of fiscal 2016 compared to the fourth quarter of last year resulted primarily from a $16 million gain related to the sale of charge-offs taken in the prior year as well as a decrease in our average earning assets for the quarter. Revenues from the 1,231 offices open throughout both quarterly periods decreased by 6.7%. Interest and fee income decreased 6.3%, from $129.7 million to $121.5 million in the fourth quarter of fiscal 2016 primarily due to a decrease in average earning loans and an unfavorable move in exchange rates. Insurance and other income decreased by 44.9% to $20.8 million in the fourth quarter of fiscal 2016 compared with $37.7 million in the fourth quarter of fiscal 2015. The decrease in other income was primarily due to a $16.0 million gain from the sale of previously charged-off accounts during the fourth quarter of fiscal 2015, as mentioned above. The decrease in other income was partially offset by an increase in tax preparation revenue of $2.0 million. The tax preparation business benefited from the introduction of an interest and fee free tax advance loan to qualifying customers this tax season. Further, there was a $2.8 million decrease in insurance revenue. Insurance is primarily down due to a decrease in loan volume where our insurance products are available to the customer.

Accounts in the US that were 61 days or more past due increased to 4.4% on a recency basis and to 6.5% on a contractual basis at March 31, 2016, compared to 4.2% and 6.2%, respectively, at March 31, 2015. On a consolidated basis, accounts that were 61 days or more past due increased to 4.7% on a recency basis and to 7.1% on a contractual basis at March 31, 2016, compared to 4.4% and 7.0%, respectively, at March 31, 2015. As a result of the higher delinquencies, our allowance to net loans in the US has increased from 8.7% at March 31, 2015, to 9.0% at March 31, 2016.

As previously disclosed, the Company ceased all in-person visits effective December 18, 2015. During the fourth quarter of fiscal 2016, the Company experienced higher than normal delinquencies in January and February as well as higher than normal charge-offs, especially in the month of March, as accounts became more than 90 days past due. Net charge-offs as a percentage of average net loans on an annualized basis increased from 13.0% to 18.9% when comparing the two quarterly periods. The provision for the quarter increased $10.9 million dollars quarter over quarter. The higher provision is due to an $11.3 million increase in net charge-offs quarter over quarter. While we may continue to see slightly elevated net charge-offs in the near term, we believe that the impact of ceasing field calls is largely behind us from a credit quality standpoint. As noted above, loans in the US 61 days or more past due have returned to levels consistent with prior years. Loans past due less than 61 days have also returned to levels consistent with prior year.

General and administrative expenses amounted to $66.6 million in the fourth fiscal quarter, a 6.8% decrease over the $71.4 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 42.7% during the fourth quarter of fiscal 2015 to 46.8% during the current quarter. G&A expenses per average open office decreased by 8.8% when comparing the two fiscal quarters. G&A expense decreased primarily due to a decrease in personnel costs. Specifically, share based compensation decreased by approximately $4.6 million. Share based compensation decreased $1.7 million during the quarter due to the release of expense previously accrued for the Group B performance based restricted stock awards. During the quarter the Company determined that the earnings per share target of $13.00 per share is not achievable during the measurement period which ends on March 31, 2017. Subsequently, the Compensation Committee of the Board of Directors amended the awards allowing 25% of the Group B awards to vest for certain officers. The amendment resulted in a net $1.7 million reduction of compensation expense. The officers were required to forfeit their remaining Group B shares as a part of the amendment.

Interest expense for the fourth quarter increased $1.3 million compared to the fourth quarter of the prior year despite a 17.0% decrease in the average debt outstanding due to a 48.0% increase in the effective rate. The Company has reduced its outstanding debt by $126.5 million as of March 31, 2016, compared to March 31, 2015. This is a result of not repurchasing shares during the fiscal year as well as a decrease in loans outstanding.

The Company’s fourth quarter effective income tax rate decreased to 35.5% compared with 36.9% in the prior year’s fourth quarter.

Gross loans decreased to $1.07 billion as of March 31, 2016, a 3.9% decrease from the $1.11 billion of loans outstanding as of March 31, 2015. Gross loans in the US decreased 5.1%, and gross loans in Mexico increased 8.6% in US dollars due to an unfavorable move in exchange rates. Gross loans in Mexico increased 23.0% in Mexican pesos. The shift in the mix of our loan portfolio from smaller loans to larger loans leveled off over the past 12 months and at March 31, 2016, consisted of 59.8% small loans, 40.1% larger loans and 0.1% sales finance. This is compared to 59.5%, 39.7% and 0.8% at March 31, 2015. Additionally, the overall 3.9% decrease in loan balances resulted from a 4.9% decrease in the number of accounts outstanding offset by a 1.0% increase in average balances outstanding. The number of loans to first time and former borrowers was approximately 122,000 during the current quarter, which is up 27.1%, or 26,000 borrowers, compared to the same quarter of the prior fiscal year when the tax advance loans mentioned above are included. Excluding the 30,000 tax advance loans, loans to new and former customers decreased by 4,000. Of the 30,000 tax advance loans, 8,000 were to customers who had not previously had a loan with us.

Other key return ratios for the fourth quarter included a 10.0% return on average assets and a return on average equity of 24.0% (both on a trailing 12-month basis).

We remain optimistic about our Mexican operations. We have approximately 147,000 accounts and approximately $102.4 million in gross loans outstanding in Mexico. This represents an 8.6% increase in loan balances in US dollars over last year, and an increase of 23.0% in Mexican pesos over March 31, 2015. Annualized Mexican net charge-offs as a percent of average net loans decreased from 14.7% in fiscal 2015 to 10.3% during the current fiscal year. Additionally, our Mexican 61+ day delinquencies were 7.3% and 12.3% on a recency and contractual basis, respectively, as of March 31, 2016, a change from 6.1% and 15.4%, respectively, as of March 31, 2015. Excluding intercompany charges of $2.7 million in fiscal 2016 and $2.8 million in fiscal 2015, fiscal 2016 Mexican pretax earnings amounted to $8.2 million, a 30.8% decrease from the $11.9 million in pretax earnings during fiscal 2015.

Twelve-Month Results

For the twelve-months of fiscal 2016, net income decreased 22.2% to $86.2 million compared with $110.8 million for the twelve-months ended March 31, 2015. Fully diluted net income per share decreased 16.7% to $9.92 in fiscal 2016 compared with $11.90 for fiscal 2015.

Total revenues for fiscal 2016 declined 9.0% to $555.6 million compared with a revised $610.2 million during fiscal 2015. Net charge-offs as a percent of average net loans increased from 12.9% during fiscal 2015 to 14.8% for fiscal 2016. Similar to the quarter, revenues were impacted by a decrease in average earning loans during the year. The prior year also benefitted from a $16 million gain on the sale of previously charged-off accounts during the fourth quarter of fiscal 2015. Net charge-offs for fiscal 2016 were negatively impacted by the cessation of in-person visits as discussed above. The prior year net charge-off ratio also benefitted from a change in branch level incentives made in the second quarter of fiscal 2015.

Other Matters

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. The Company continues to believe its historical and current business practices are lawful.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,339 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/14543. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand (CID) or the notice and opportunity to respond and advise (NORA) letter from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2015 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2016	2015	2016	2015

Interest & fees	$121,461	129,676	495,133	524,277
Insurance & other	20,794	37,722	60,454	85,936
Total revenues	142,255	167,398	555,587	610,213
Expenses:
Provision for loan losses	24,373	13,483	123,598	118,830
General and administrative expenses
Personnel	43,989	48,017	169,573	192,419
Occupancy & equipment	11,492	10,876	44,461	41,717
Advertising	2,322	2,962	16,863	17,300
Intangible amortization	121	157	529	723
Other	8,631	9,399	37,714	39,893
	66,555	71,411	269,140	292,052
Interest expense	6,959	5,673	26,849	23,301
Total expenses	97,887	90,567	419,587	434,183
Income before taxes	44,368	76,831	136,000	176,030
Income taxes	15,752	28,317	49,814	65,197
Net income	$28,616	48,514	86,186	110,833
Diluted earnings per share	$3.29	5.34	9.92	11.90
Diluted weighted average shares outstanding	8,708	9,089	8,692	9,317

Consolidated Balance Sheets
(unaudited and in thousands)

			March 31,	March 31,
			2016	2015
ASSETS
Cash			$12,377	38,339
Gross loans receivable			1,066,964	1,110,145
Less: Unearned interest & fees			(292,548)	(297,402)
Allowance for loan losses			(69,566)	(70,438)
Loans receivable, net			704,850	742,305
Property and equipment, net			25,297	25,907
Deferred income taxes			38,131	37,345
Goodwill			6,121	6,121
Intangibles			2,917	3,364
Other assets			14,637	12,750
			$804,330	866,131

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable			374,685	501,150
Income tax payable			7,580	18,204
Accounts payable and accrued expenses			31,373	31,209
Total liabilities			413,638	550,563
Shareholders' equity			390,692	315,568
			$804,330	866,131

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2016	2015	2016	2015

Expenses as a percent of total revenues:
Provision for loan losses	17.1%	8.1%	22.2%	19.5%
General and administrative expenses	46.8%	42.7%	48.4%	47.9%
Interest expense	4.9%	3.4%	4.8%	3.8%

Average gross loans receivable	1,145,503	1,182,040	1,147,956	1,174,391

Average net loans receivable	834,048	862,942	834,964	856,712

Loan volume	$504,409	$517,960	$2,621,413	$2,724,243

Net charge-offs as percent of average loans	18.9%	13.0%	14.8%	12.9%

Return on average assets (trailing 12 months)	10.0%	12.5%	10.0%	12.5%

Return on average equity (trailing 12 months)	24.0%	36.6%	24.0%	36.6%

Offices opened (closed) during the period, net	(11)	6	19	49

Offices open at end of period	1,339	1,320	1,339	1,320

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer